Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-292707) and Forms S-8 (Nos. 333-258938, 333-266876, 333-281585 and 333-292323) of Corvex, Inc. (formerly known as Movano, Inc.) of our report dated April 30, 2026, relating to the financial statements of Corvex Legacy Holdings, Inc. (formerly known as Corvex, Inc.), which appears in this Form 8-K.

/s/ BDO USA, P.C.

Potomac, Maryland

May 1, 2026